Exhibit 10.32

KBC Commercial Finance

Invoice Discounting Agreement

The undersigned:

1.	the naamloze vennootschap (company with limited liability) KBC Commercial Finance with its registered office at Havenlaan 6, 1080 Brussels, Belgium, company number: RLP VAT BE 0403.278.488,

and recognised by the Royal Decree of 10 April 1964, published in the Belgian Official Gazette of 27 May 1964.

represented by:

●	Mister Geert VAN NERUM, COO-CFO, member of the executive committee, acting pursuant to the powers conferred upon them as published in the Annexes to the Belgian Law Gazette of the 21th November 2013 under number 13174169 hereinafter referred to as COMFIN,

and

2.	the société anonyme (public limited company) MEDI-LINE

with its registered office in B-4031 Angleur, Rue des Gardes-Frontière, company number: RLP VAT BE 0452.084.633,

represented by:

●	INGEST SPRL, Managing Director, B-4031 Angleur, Rue des Gardes-Frontière SN, represented by Mr. Henri DECLOUX, acting under the powers assigned to him, published in the Appendices to the Belgian Official Gazette of 13 June 2017 under number 82040 hereinafter referred to as the ‘CLIENT’,

are entering into an Invoice Discounting Agreement No. BE32609 which includes the Special Terms and Conditions below and the General Terms and Conditions, containing a total of 29 pages, hereinafter referred to as the ‘Agreement’.

Registered office: KBC Commercial Finance NV – Havenlaan 6 – 1080 Brussels – Belgium VAT BE 0403.278.488 – RLP Brussels – IBAN BE75 4354 1215 0151 – BIC KREDBEBB – FSMA 026202 A Member of the KBC group

Contract No. BE32609

Special Terms and Conditions Invoice Discounting

Any capitalized terms contained in these Special Terms and Conditions shall have the meaning assigned to them in Annex 1 of the General Terms and Conditions of in the General Terms and Conditions.

Article 1: Services (Article 1 of the General Terms and Conditions)

COMFIN will provide the following services in the performance of the Agreement:

●	Advance of the Receivables;

●	Administration of Debtor Accounts;

●	Collection of the Receivables.

Article 2: Scope (Article 2 of the General Terms and Conditions)

1)	Description of the CLIENT’s activity: Study, development, manufacturing, assembly, conditioning and trading of single-use products, based on plastic and metal materials, for medical, surgical and diagnostic applications

2)	Exceptions to generality

a)	Transfer of Receivables dating from before the date the Agreement enters into force: not applicable.

b)	Accepted countries where the Debtors can be based:

●	Zone 1: Belgium (BEL)

●	Zone 2: Germany (DEU), France (FRA), Great Britain (GBR), Grand Duchy of Luxembourg (LUX), Netherlands (NLD)

●	Zone 3: Austria (AUT), Switzerland (CHE), Denmark (DNK), Spain (ESP), Finland (FIN), Ireland (IRL), Italy (ITA), Norway (NOR), Portugal (PRT), Sweden (SWE)

●	Zone 4: not applicable

c)	Excluded Debtors: the following Debtors are excluded:

➢	INGEST SPRL <> BE0887.481.407

➢	HD RESOURCES SPRL <> BE0675.667.653

➢	SOCIETE ROYALE DE CHANT – LES DISCIPLINES DE GRETRY ASBL <> BE0409.723.644

d)	Accepted Debtors: all Debtors that are not excluded

e)	Excluded Receivables: not applicable

Article 3: Issue of Invoices (Article 3 of the General Terms and Conditions)

1)	Article 3.2 of the General Terms and Conditions is applicable in full.

2)	Frequency of Transfer via CFO: at least once a week (in addition to Article 3.3 a) of the General Terms and Conditions)

3)	Paperless: Art. 3.3. f) GT&C is amended in that CLIENT is not obliged to provide copies of Receivables. The relevant information may be transferred by the Transfer Form. CLIENT is however obliged to transmit copies of Receivables upon COMFIN's first request.

Article 4: Financial Relationship/C/A (Article 4 of the General Terms and Conditions)

1)	Frequency of Statements: every Working Day

2)	Currency of the Statement: EUR

3)	Any amounts payable to CLIENT must be transferred to Client Bank Account: IBAN BE75 1960 2946 8251 - BIC: CREGBEBB

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Contract No. BE32609

Article 5: Fees & charges payable to COMFIN (Article 5 of the General Terms and Conditions)

1)	Factoring Fee: 0,22%

	Zone 1	Zone 2	Zone 3	Zone 4	Total
Total Volume in EUR	2.300.000	500.000	1.200.000		4.000.000
Average Invoice Amount in EUR	9.000	9.000	9.000
Total number of Debtors	30	5	10		45

If the Administration Mandate is revoked, the Factoring Fee will be increased by 0,07%.

If the Collection Mandate is revoked, the Factoring Fee will be increased by 0,06%.

2)	Minimum Factoring Fee: 7.000 EUR

3)	Additional Factoring Fee:

a)	For advances in C/A: EURIBOR (2 months) («Basic Interest Rate») +1,5% (the « Margin »)

b)	Other: not applicable

4)	Other fees

a)	Start-up fee: 750 EUR

b)	Administrative fee for incomplete information for Debtor identification (e.g. VAT number): not applicable

c)	Processing fee for payments and account management: bank charges related to domestic and foreign payments, bank account management and transaction costs.

d)	Audit fee: not applicable

Article 6: Insolvency Risk and Insolvency Risk Cover (Article 6 of the General Terms and Conditions)

Article 6. of the General Terms and Conditions is not applicable.

Article 7: Payment of the Transfer Price and Advance (Article 7 of the General Terms and Conditions)

1)	Advance Percentage: 85%

2)	Total Advance Limit: not applicable

3)	Form of the Advance:

a)	Through inclusion in C/R

b)	no other forms of Advances

4)	Concentration percentage for which a single Debtor can account in the total of the Debtor Portfolio at a specific time: 10%

Concentration for Debtors of the GE entities (GE Healthcare Finland Oy/FI18970646, GE HEALTHCARE AS/NO914829674MVA, GEMS PET System AB/SE556193784701 and GE HEALTHCARE/GB669318888):

100% provided that the Invoices on these Debtors are confirmed.

Concentration for Debtor TRASIS SA (BE0865.913.456): 40%

5)	Authorised Dilution: 7,5%

6)	Reduction in the Advance Base through the exclusion of non-Approved Receivables expired longer than 90 days after the due date stated on the Invoice.

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Contract No. BE32609

Article 8: Administration & Collection of the Receivables (Article 8 of the General Terms and Conditions)

1)	Debtor Bank Account: IBAN BE33 7320 4403 7546 - BIC: CREGBEBB

2)	Administration Mandate or Collection Mandate

a)	Administration Mandate: provided

b)	Collection Mandate: provided

c)	Frequency of information: as provided in Art. 8.2 b) of the General Terms and Conditions

3)	Discounts and payment discrepancies

●	Accepted payment discrepancy: 6 EUR

Article 9: Information provision (Article 10 of the General Terms and Conditions)

1)	Information to be provided: as provided in Article 10.1 and 10.2 General Terms and Conditions

2)	Supervisory powers: as provided in Article 10.3 General Terms and Conditions

Article 10: Date that the Agreement comes into force (Article 12 of the General Terms and Conditions)

Conditions precedent:

●	As provided in Article 12 General Terms and Conditions.

Article 11: Term and expiry of the Agreement (Articles 13 and 14 of the General Terms and Conditions)

1)	as provided in Article 13 and 14 General Terms and Conditions

Article 12: Various final provisions and miscellaneous

Supplements:

●	In addition to Article 20 b) of the General Terms and Conditions, the CLIENT and COMFIN agree that contract documents will be sent to the following email address of the CLIENT chris@nexeonmed.com and h.decloux@mediline.be and via ComFinOnline.

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Contract No. BE32609

This Agreement will be subject to the General Terms and Conditions of 2/05/2017 given to the CLIENT. The CLIENT declares that he has read and agrees to be bound by these terms and conditions.

Done in duplicate in Brussels on 21/09/2017.

On behalf of COMFIN:	On behalf of the CLIENT
Date signed: 27-09-2017

/s/ G. Van Nerum	/s/ Henri Decloux
G. VAN NERUM	INGEST SPRL
COO-CFO	Managing Director
Member of the executive committee	Represented by H. DECLOUX

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General Terms and Condition

Version date 02/05/2017

Table of Contents

Section I: Subject		4

Article 1.	Transfer of Receivables	4

Article 2.	Scope	4

2.1.	Generality of the Transfer	4
2.2.	Personnel scope	4
2.3.	Exclusions and exceptions to generality	5

Section II: Performance of the Agreement		6

Article 3.	Offering of Invoices and Transfer of Receivables	6

3.1.	The original copy of the Invoice	6
3.2.	Notification of the Transfer to the Debtor	6
3.3.	Terms of the Transfer	6
3.4.	ComFinOnline (CFO)	7

Article 4.	Processing in current account ('C/A')	7

4.1.	Creating the C/A	7
4.2.	Operation of the C/A	7
4.3.	Settlement in the C/A and Statements	8
4.4.	Overrun in the C/A	8
4.5.	Termination of the C/A	8

Article 5.	Fees & charges payable to COMFIN	8

5.1.	Factoring Fee	8
5.2.	Minimum Factoring Fee	8
5.3.	Additional Factoring Fee	9
5.4.	Other fees	9
5.5.	Late payment	9

Article 6.	Insolvency Risk	10

6.1.	Credit Applications	10
6.2.	Credit Decisions	10
6.3.	Approved Receivables	11
6.4.	Insolvency Risk Cover of Approved Receivables	11
6.5.	Insolvency Risk Cover of non-Approved Receivables	11

Article 7.	Payment of the Transfer Price and Advances	12

7.1.	Transfer Price	12
7.2.	Advances	12
7.3.	Dilution	13

Article 8.	Administration & Collection of the Receivables – Contestations	13

8.1.	Administration & Collection	13
8.2.	Administration and/or Collection Mandate	13
8.3.	Judicial Collection	14
8.4.	Contestations	14
8.5.	Bills of exchange	14
8.6.	Direct Payment	15
8.7.	Discounts and payment discrepancies	15

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Article 9.	Data processing and data exchange	15

9.1.	Data processing by COMFIN	15
9.2.	Exchange of data by COMFIN	16

Article 10.	Information provision	17

10.1.	Information provided to COMFIN by the CLIENT	17
10.2.	Information to be provided to COMFIN by the CLIENT	17
10.3.	COMFIN's powers of control	17
10.4.	Information to be provided to the CLIENT by COMFIN	17

Article 11.	COMFIN's liability and force majeure	18

Section III: Commencement and entry into force, term and expiry of the Agreement		18

Article 12.	Commencement and entry into force of the Agreement	18

Article 13.	Term and termination of the Agreement	18

13.1.	Term of the Agreement	18
13.2.	Termination of the Agreement subject to notice	18
13.3.	Termination/suspension of the Agreement with immediate effect	18
13.4.	Revocation of termination and cancellation of suspension	19

Article 14.	Implications of suspension and expiry of the Agreement	20

14.1.	Consequences of suspension	20
14.2.	Consequences of termination	20

Section IV: Miscellaneous provisions		20

Article 15.	Amending the Agreement	20

Article 16.	Export rules	20

Article 17.	Transfer	20

Article 18.	Insurance and securities	21

18.1.	Insurance	21
18.2.	Securities	21

Article 19.	Waiver of rights	21

Article 20.	Evidentiary value	21

Article 21.	Objection periods and periods of limitation	21

Article 22.	Invalidities	21

Article 23.	Joint and several surety by KBC Bank	23

Article 24.	Election of domicile, applicable law and competent court	23

24.1.	Election of domicile	23
24.2.	Applicable law and competent court	23

Annexes		23
Annex 1 Definitions		23
Annex 2 Transfer text		25
Annex 3 Rules for the use of CFO		29
Annex 4 Collection Proceedings		32

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	2/32

These ’General Terms and Conditions’ govern the contractual relationship between:

the naamloze vennootschap (company with limited liability) KBC Commercial Finance, with its registered office in 1080 Brussels, Havenlaan 6, including its legal successors in title, hereinafter referred to as ’COMFIN’.

and

the buyer of one or more products and/or services supplied by COMFIN, hereinafter referred to as the ’CLIENT’.

The provisions specific to each individual agreement are included in special terms and conditions (the ’Special Terms and Conditions’). These provisions state, among other things, the identity of the CLIENT, the applicable products and/or services and the specific terms under which these are made available. The overall agreement (the ’Agreement’) between COMFIN and the CLIENT is therefore governed by these General Terms and Conditions (and its Annexes) and the Special Terms and Conditions.

Any reference in these General Terms and Conditions to Articles refers to articles contained in these General Terms and Conditions. Any capitalised terms contained in these General Terms and Conditions shall have the meaning assigned to them in Annex 1 or elsewhere in the contents of these General Terms and Conditions.

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Section I: Subject

Article 1. Transfer of Receivables

a)	In the performance of the Agreement, COMFIN may provide the following services, to be specified in the Special Terms and Conditions:

i.	Advance of the Receivables;

ii.	Insolvency Risk Cover of the Receivables;

iii.	Administration of Debtor Accounts;

iv.	Collection of the Receivables.

b)	As part of these services, the CLIENT and COMFIN agree that the CLIENT will transfer title to all its current and future Receivables from Debtors that fall under the scope of the Agreement to COMFIN, in accordance with Articles 1689 et seq. of the Belgian Civil Code. This Agreement qualifies as a framework agreement under which individual purchase-sale contracts for Receivables are negotiated between the CLIENT and COMFIN, to which the provisions of this Agreement apply at all times.

c)	Title will be transferred to COMFIN as soon as it has received the Transfer Form in accordance with the provisions of the Agreement and as soon as and to the extent that COMFIN deems that all the terms and conditions of the Agreement have been satisfied, as specified in Article 2. In return, COMFIN will pay the Transfer Price according to the terms of the Agreement.

Article 2. Scope

2.1.	Generality of the Transfer

a)	The CLIENT transfers the ownership of all its Receivables, to the extent that they fall within the scope of the Agreement and are accepted by COMFIN, to the latter. COMFIN is not obliged to accept, and acquire ownership of, all Receivables offered by CLIENT, and will be authorized to determine at its discretion whether, and which, Receivables are eligible for Transfer, and to attach conditions thereto if and where appropriate, which will be defined in the Special Terms and Conditions.

b)	The CLIENT warrants the existence and the transferability of each Receivable.

c)	The CLIENT shall not exclude any Receivable from the scope of the Agreement without COMFIN’s express prior written consent.

d)	The Agreement relates to Receivables for which an invoice was drafted stating an invoice date falling after the effective date of the Agreement (in accordance with Article 12 b)). With COMFIN’s express consent, the CLIENT will also be authorized to submit Receivables with an invoice date prior to the effective date of the Agreement. The relevant terms and conditions will be provided in the Special Terms and Conditions.

e)	During the term of the Agreement, the CLIENT will not transfer or pledge its Receivables to any party other than COMFIN.

2.2.	Personnel scope

a)	Solely Receivables from legal entities, created in the performance of their normal business operations or from natural persons, created in the performance of their professional duties, will be eligible for Transfer.

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2.3.	Exclusions and exceptions to generality

a)	Contrary to Article 1 and 2.2, the following Receivables shall not be eligible for Transfer:

i.	receivables governed by terms and conditions of sale, delivery and payment of the CLIENT other than the standard terms and conditions of sale, delivery and payment approved by COMFIN or receivables to which deviations from these standard terms and conditions were assigned without COMFIN’s prior written consent;

ii.	receivables that are alien to the CLIENT’s normal business or professional operations;

iii.	receivables payable cash on delivery (COD), as part of documentary lines of credit or upon the issue of similar documents or financial instruments (‘cash against documents’);

iv.	receivables payable more than 120 days after the invoice date;

v.	receivables from debtors that are, in turn, creditors of the CLIENT or could potentially become so in the future, and that are eligible for compensation with debts to the same debtor, irrespective of whether compensation is applied;

vi.	receivables from debtors that are affiliates, i.e. companies with which the CLIENT maintains a direct or indirect participatory relationship or in which it has personal or financial interests of any kind, either directly or indirectly. This also includes debtors in whose boards the CLIENT participates directly or indirectly;

vii.	Notwithstanding the application of Article 16, receivables from debtors located in countries other than provided in the Special Terms and Conditions. The following zones are used for this purpose: zone 1 = Belgium (BEL); zone 2 = the Netherlands (NLD), France (FRA), Germany (DEU), Great Britain (GBR) and the Grand Duchy of Luxembourg (LUX); zone 3 = Austria (AUT), Switzerland (CHE), Denmark (DNK), Spain (ESP), Finland (FIN), Ireland (IRL), Italy (ITA), Norway (NOR), Portugal (PRT), Sweden (SWE); and zone 4 = other countries as specified in the Special Terms and Conditions;

viii.	receivables where the Delivery to the debtor has not yet been completed or where the debtor has not yet irrevocably and unconditionally accepted the Delivery, including, among other things, consignation sales, sales subject to a repurchase clause, advance invoices, subscriptions to future services, other services or Deliveries whose acceptance will be confirmed only after a specific condition has been satisfied;

ix.	receivables of which the CLIENT is aware, or should be aware, that they are the subject of a Contestation by the debtor, for any reason whatsoever, as well as receivables whereby the goods or services delivered were refused or contested in part or in whole by the debtor;

x.	receivables from debtors that have applied for or are subject of Insolvency Proceedings;

xi.	receivables from debtors whose Insolvency the CLIENT suspects or of whose Insolvency it is aware, or should be aware, at the time of the drafting of an Transfer Form;

xii.	receivables the title to which has previously been transferred to a third party or to which rights, privileges or securities are attached for the benefit of third parties that are the subject of attachment proceedings;

xiii.	receivables that are not transferable under the law, the Agreement or an agreement between the CLIENT and the debtor in question; receivables the Transfer of which is not valid in itself or valid with regard to third parties in accordance with any applicable law in relation to the debtor or other third parties;

xiv.	partially paid receivables, except for the unpaid balance;

xv.	receivables and/or debtors that are expressly excluded in the Special Terms and Conditions; and

xvi.	receivables from debtors other than those expressly listed in the Special Terms and Conditions.

b)	If the CLIENT has transferred a receivable to COMFIN that it was not authorized to transfer pursuant to this Article 2, COMFIN will be authorized to immediately Reassign the receivable.

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Section II: Performance of the Agreement

Article 3. Offering of Invoices and Transfer of Receivables

3.1.	The original copy of the Invoice

a)	The CLIENT shall immediately make available the original copy of its Invoice to its Debtor, in any event within 8 days of Delivery.

b)	The Invoice the CLIENT delivers to its Debtor must be truthful and accurate and correspond to the substantive and formal requirements in accordance with the underlying contractual terms agreed between the CLIENT and the Debtor. Besides the information prescribed by the law, all Invoices must include at least the following components:

i.	the total invoice amount (including VAT, if applicable);

ii.	the due date of the Invoice;

iii.	the general terms and conditions of sale; and

iv.	the specification of the retention of title clause as long as the Invoice has not yet been paid. This clause shall also be included in the proposal, order form, order confirmation/purchase order, etc. and must be submitted for approval to COMFIN prior to the first Transfer.

c)	The CLIENT shall amend its general terms and conditions of sale at COMFIN’s request, to the extent that this could be useful for the Collection of the Invoices. The CLIENT undertakes to not amend the general terms and conditions of sale and other business documents that COMFIN has approved prior to the first Transfer, nor to permit any deviations therefrom, without COMFIN’s prior written consent.

3.2.	Notification of the Transfer to the Debtor

a)	The CLIENT will state the transfer text (as provided Annex 2) on its Invoice (original invoice + copies) in a clearly legible manner. This text shall always specify the Debtor Bank Account and shall expressly state that solely this account can be used to make legally valid payments that will relieve the payer of any further payment obligations.

b)	The CLIENT expressly undertakes to delete from its Invoices any references to other bank account numbers.

c)	COMFIN will be entitled at any time to notify each and all of the Debtors of the overall Transfer by the Client of all its Receivables, as well as of specific Receivables.

3.3.	Terms of the Transfer

a)	After it has drafted new Invoices and sent these to the Debtor, the CLIENT will transfer its Receivables to COMFIN at least once per week, and no later than 8 days following the invoice date. The frequency of Transfer is specified in the Special Terms and Conditions.

b)	This Transfer will be effected using the CFO electronic correspondence system, as provided in this Article and in Annex 3 to these General Terms and Conditions, unless otherwise provided in the Special Terms and Conditions.

c)	Invoices will be listed in a Transfer Form. This Transform Form will be created by CFO in a PDF document that, on transmission, lists both the user code and the time of transmission of the data. The CLIENT guarantees the accuracy of the Transfer Form and can never hold COMFIN liable for the consequences of any errors in the data. The CLIENT fully indemnifies COMFIN against the detrimental effects of such errors.

d)	In the event that the CLIENT, for whatever reason, does not succeed in creating a correct Transfer Form, the CLIENT will grant COMFIN the right to create a manual or electronic Transfer Form itself or to correct an existing Transfer Form, in order to be able to recognize the transferred Invoices accurately and truthfully.

e)	The date stated on the Transfer Form will serve as proof between the parties for the time of the Transfer of the Receivables.

f)	The CLIENT will forward an electronic copy of the Invoice via CFO within 8 days of the Transfer, unless otherwise provided in the Special Terms and Conditions. At COMFIN’s request, the CLIENT will transfer to COMFIN any and all additional information or documents regarding Receivables, including order forms and delivery notes.

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3.4.	ComFinOnline (CFO)

a)	The CLIENT will use CFO for the Transfer of the Receivable, as provided in Article 3.3. The terms and conditions for using CFO will be listed in Annex 3.

b)	The following details shall be included with each Transfer:

i.	For the Debtor:

●	Debtor number (as listed in the database of the CLIENT)
●	Name
●	Full address
●	Country code
●	Unique national identification number or VAT number. COMFIN can provide overviews for individual countries upon request.
●	The Terms of Payment

ii.	For the Invoice:

●	Invoice number
●	Debtor number (of the CLIENT)
●	Document type (i.e. invoice, credit note or non-assigned payment)
●	Currency
●	Total amount of the Invoice
●	The net amount of VAT (if applicable) and the taxable amount
●	Invoice date
●	Due date of the Invoice

Article 4. Processing in current account (‘C/A’)

4.1.	Creating the C/A

a)	The CLIENT and COMFIN expressly agree to create between them an indivisible C/A, which will hold all receivables and debts of one party to the other, arising from the Agreement or from any other cause. This C/A shall be used for any and all settlement between the CLIENT and COMFIN.

b)	COMFIN can subdivide the C/A into sections for accounting reasons. Besides a C/A in euros, COMFIN can also create one or more C/As in foreign currencies (as authorized under the Special Terms and Conditions). These subdivisions will not affect the C/A created between the parties, leaving it one and indivisible, and shall not, in any event, result in different accounts: any debit and credit balances of these accounts shall be immediately and fully settled against each other.

c)	Invoices in foreign currencies will be settled in the currencies in which they were created, in a subdivision of the C/A in that currency.

d)	COMFIN will be authorized at any time to convert negative balances in a subdivision of the C/A into euros, at the current rate KBC BANK applies that moment. The currency risk inherent to receivables in foreign currencies shall be borne by the CLIENT.

e)	If the foreign currency – for whatever reason – is unavailable to COMFIN and no access can be obtained to the currency in question via KBC Bank, the payment of the Transfer Price and any Advance as provided in Article 7.2 will be postponed to the next day of listed rating.

4.2.	Operation of the C/A

a)	COMFIN shall deduct all that which it owes the CLIENT from all that it is entitled to claim from the CLIENT in the C/A.

b)	If the CLIENT has entered into multiple agreements with COMFIN, the latter shall be authorized to settle any debts and claims arising from such other agreements in the C/A.

c)	The CLIENT can under no circumstances demand any payment from COMFIN, except upon deduction of all COMFIN’s claims against the CLIENT under this Agreement and any other Agreement, after the C/A has been fully cleared to the extent that this C/A displays a positive balance to the credit of the CLIENT.

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4.3.	Settlement in the C/A and Statements

a)	Any claims and debts existing between COMFIN and the CLIENT shall be settled each Working Day.

b)	COMFIN makes a Statement available for the CLIENT, in accordance with the periodicity as mentioned in the Special Terms and Conditions.

c)	These Special Terms and Conditions indicate the Client Bank Account to which COMFIN will transfer any amounts payable to the CLIENT, provided there are no legal restrictions.

4.4.	Overrun in the C/A

a)	If the C/A shows an Overrun during a periodic Statement, the CLIENT shall immediately clear this Overrun by making a deposit into COMFIN account BE75 4354 1215 0151, quoting Terugstorting overschrijding contractnr. [Clearing overrun of contract number] [……].”

b)	If the Overrun is not cleared within 8 days of the dispatch of a Written Document, the Agreement will be transferred to the Judicial Collection division of COMFIN, and the rules regarding late payment, as specified in Article 5.5, will be applied.

4.5.	Termination of the C/A

a)	The closing balance in the C/A will be calculated and confirmed on termination of the account or on termination of the Agreement in accordance with Article 13.2or 13.3, after all current transactions have been completed and COMFIN has received all the amounts due to it. Any credit balance will be immediately settled.

b)	Any negative balance in the C/A will be immediately due and payable immediately on termination of the Agreement. The C/A will only be terminated after all liabilities arising from the Agreement have been fulfilled, including in the event of a bankruptcy or manifest incapacity of the CLIENT or concurrence between its creditors.

Article 5. Fees & charges payable to COMFIN

5.1.	Factoring Fee

a)	COMFIN charges a Factoring Fee for the services described in the Special Terms and Conditions, consisting of either i) a percentage on the amount of each Invoice at the time of Statement, with the proviso that no Factoring Fee will be charged on credit notes, or ii) a fixed amount for a specific period, if this has been agreed in the Special Terms and Conditions.

b)	The Factoring Fee will be debited from the C/A.

c)	The amount of the Factoring Fee and the method of calculation are provided in the Special Terms and Conditions and are based on three parameters that are likewise provided in the Special Terms and Conditions:

i.	Volume (EUR);

ii.	average Invoice Amount (expressed in EUR), i.e. Volume divided by the number of Invoices in the Volume; and

iii.	the number of Debtors.

d)	Unless provided otherwise in the Special terms and Conditions, the parameters listed under c) are evaluated annually. If any substantial discrepancies are identified at the level of one or more of these parameters, COMFIN will reserve the right to revise the Factoring Fee.

e)	COMFIN reserves the right to revise the Factoring Fee if the services COMFIN provides to the CLIENT are modified or if the CLIENT fails to satisfy the conditions set out in the Agreement.

f)	The revised Factoring Fee will be charged in the cases specified in d) and e) 10 Working Days after the CLIENT has been notified accordingly by means of a Written Document.

g)	The Factoring Fee is subject to VAT.

5.2.	Minimum Factoring Fee

a)	The CLIENT shall pay COMFIN a Minimum Factoring Fee annually, the amount of which is provided in the Special Terms and Conditions.

b)	COMFIN shall be authorized to debit the C/A created with the CLIENT on each anniversary of the Agreement or at the time of termination of the Agreement, for the difference between the Minimum Factoring Fee and the Factoring Fee paid by the CLIENT since the previous anniversary.

c)	The Minimum Factoring Fee will be payable in full if the Agreement is terminated during the first twelve months of the effective date.

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5.3.	Additional Factoring Fee

a)	The CLIENT is liable to pay COMFIN a recurrent Additional Factoring Fee in remuneration of the provided Advance. The Additional Factoring Fee is calculated on the basis of a reference interest rate linked to COMFIN’s Financing Charges (“Basic Interest Rate”) and will be increased by a margin. The calculation is made based upon the number of days elapsed relative to 360 days a year via simple interest calculation. The Basic interest rate and the size of the margin are provided in the Special Terms and Conditions. In case the reference interest rate is lower than 0%, the Basic Interest Rate is maintained at 0% to determine the Additional Factoring Fee. COMFIN can change the Basic Interest Rate in function of the Financing Charges.

b)	Advances via inclusion in the C/A are subject to the following rules:

i.	the Additional Factoring Fee is debited from the C/A on the last Working Day of the month and represents the interest on the Advance entered in the C/A; and

ii.	the Advance via inclusion in the C/A corresponds with the debit balance in the CLIENT’s C/A. COMFIN will report the balance in the C/A upon each Statement.

c)	Any other types of Advances shall be agreed in the Special Terms and Conditions. The Additional Factoring Fee related to these types of Advances will be debited, once the Advance is provided. The amount of this Additional Factoring Fee is determined as described in Article 5.3 a).

5.4.	Other fees

Notwithstanding any additional fees, as agreed in the Special Terms and Conditions, the following fees shall be payable:

a)	A fee (’Start-up fee’) for the start-up of the Agreement. This fee is provided in the Special Terms and Conditions and debited from the C/A upon the first Statement.

b)	If the CLIENT fails to provide the information regarding the identification of a new Debtor, as required in Article 3.4, or fails to do so completely, COMFIN will be authorized to charge an administrative fee provided in the Special Terms and Conditions.

c)	A fee for Increased Costs.

d)	Any exceptional expenses incurred by COMFIN under this Agreement, which may include the following:

i.	any expenses arising from the notification sent by registered letter of the Transfer to the Debtor;

ii.	bank fees relating to national or international payments;

iii.	fees relating to bank account management;

iv.	any fees or taxes that might be imposed in connection with the transactions that form the subject of the Agreement;

v.	expenses related to the Collection of Receivables that are the subject of Contestations and non-Approved Receivables, including any and all costs and reasonable fees for legal assistance. COMFIN will be authorised to provision these costs in the C/A at the start of such Collection.

vi.	expenses incurred by COMFIN as a result of the CLIENT’s failure to satisfy the contractual obligations under the Agreement; or

vii.	in the event of the CLIENT’s bankruptcy: a one- off supplementary administrative fee of 2 500 EUR, by operation of law and without notice of default.

5.5.	Late payment

a)	In the event of late payment by the CLIENT of an Overrun as described in Article 4.4, COMFIN will be authorized to charge damages in the C/A for all collection charges arisen as a result of the CLIENT’s payment arrears (including administrative charges, personnel, collection without intervention of the courts through a bailiff or collection agency, and legal fees), as stated in the reminder to be sent in connection with the Overrun, equivalent to 10% of the amount of the Overrun, subject to a minimum of 125 EUR. This flat-rate calculation does not prejudice the right of COMFIN to charge actual collection charges that are in excess of 10 % of the amount of the Overrun. COMFIN will submit proof to the CLIENT of the collection charges incurred if the CLIENT so requires.

b)	By operation of law and without prior notice of default, Overruns entitle COMFIN to charge debit interest, calculated as provided in Section 5 of Wet Bestrijding Betalingsachterstand Handelstransacties [Control of Payment Arrears in Business Transactions Act] up to the date of full repayment.

All fees provided in this Article will be debited from the C/A.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	9/32

Article 6. Insolvency Risk

6.1.	Credit Applications

a)	If it has been agreed in the Special Terms and Conditions that COMFIN can assume the Insolvency Risk, the CLIENT shall submit one Credit Application per Debtor via CFO for each Debtor falling under the scope of the Agreement.

b)	In exceptional cases, the CLIENT can submit Credit Applications using methods other than CFO. The method to be used and the associated additional costs are provided in the Special Terms and Conditions.

c)	The CLIENT shall include on its Credit Application the information provided in Article 3.4 b) i and the required amount of the Credit Limit, in the currency of the relevant Invoice. This amount shall not exceed the maximum amount the CLIENT shall be credited by the Debtor.

d)	The CLIENT undertakes to submit Credit Applications solely for Debtors:

i.	to which it has previously issued Invoices that fall under the scope of the Agreement;

ii.	from which it has effectively received an order; or

iii.	with which it is effectively engaged in negotiations for an order.

If the CLIENT fails to comply with this provision, COMFIN shall be entitled to charge the CLIENT for the additional costs associated with a Credit Application (including administrative fees, etc.).

6.2.	Credit Decisions

a)	The Credit Decision will be communicated using CFO in the form of a PDF document. The date stated on the PDF document will be deemed to be the date of allocation.

b)	The Credit Decision may constitute the full approval of the requested Credit Limit, partial approval for a lower amount, or a full rejection.

c)	In the event of partial approval or full rejection of the amount requested, COMFIN will provide reasons for its decision. COMFIN is not obliged to communicate to the CLIENT the internal confidential information on which it based the Credit Decision.

d)	Any new Credit Decision relating to a Debtor cancels and replaces the previous Credit Decision, irrespective of the currency in which it was granted.

e)	Credit Limits apply to Receivables that were transferred to COMFIN prior to granting of the Credit Limit, unless otherwise provided in the Special Terms and Conditions. The withdrawal or reduction of a Credit Limit applies to all Receivables arising one day following the withdrawal or reduction.

f)	Credit Limits may be limited in time. If and where appropriate, COMFIN will list the expiry date of the Credit Limit in the Credit Decision.

g)	Credit Decisions made in different currencies than the Receivables commit COMFIN for the amount of the Credit Limit at the rate applicable on the date of the Credit Decision.

h)	The CLIENT undertakes to communicate the Credit Decisions relating to COMFIN neither to Debtors nor to other third parties. The CLIENT acknowledges that COMFIN will not be held liable in any event for any form of loss the CLIENT or any third parties would suffer as a direct or indirect consequence of a Credit Decision. The CLIENT indemnifies COMFIN against any and all loss resulting from recourse initiated by a Debtor or another third party against COMFIN on account of a Credit Decision.

i)	COMFIN may deliver a Credit Decision on the condition precedent that the Debtor accepts a bill of exchange. This condition shall be stated on the Credit Decision form as follows: ’solely approved on receipt of an accepted bill of exchange a maximum of ... days from the invoice date’. The CLIENT is responsible for obtaining acceptance of the bill of exchange; if it fails to do so, the Credit Limit will expire.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	10/32

6.3.	Approved Receivables

a)	If the amount of a Credit Decision relating to a Debtor is exceeded, the portion of the Receivables exceeding the Credit Limit represents an non- Approved Receivable. In that case, the approval is recorded, beginning with the oldest Receivables (based on invoice date) and, if the dates are the same, based on the lowest number of the Invoices.

b)	Any payment effected by a Debtor or any credit note drafted will be charged first for the approved portion before being charged for the non-approved portion.

6.4.	Insolvency Risk Cover of Approved Receivables

a)	If an Approved Receivable remains unpaid on account of the Debtor’s insolvency, COMFIN will be obliged to pay the CLIENT the Transfer Price of the Approved Receivable 100 days following the maturity date of the Receivable in question.

b)	The CLIENT formally undertakes not to request a VAT refund from the VAT administration for Receivables for which COMFIN paid the Transfer Price following the assumption of the Insolvency Risk.

c)	If the non-payment of an Approved Receivable is fully or partially the result of a cause other than Insolvency at the Debtor’s company, COMFIN shall be entitled to Reassign this Receivable. The CLIENT bears the burden of proof.

The following cases are always regarded as being ‘causes other than Insolvency at the Debtor’s company’:

i.	If the non-payment by the Debtor is the result of a war, civil war, insurrection, a statutory moratorium (e.g. statutory obligations to deduct money) or the effect of Belgian or foreign financial or monetary regulations;

ii.	If the Collection of the Receivable is obstructed by an action of any kind by the CLIENT or by the presentation by the Debtor of an exception based on its personal relationships with CLIENT, e.g. the exception of non-compliance or of setoff;

iii.	If the Receivable is the subject of a written or oral Contestation. If the CLIENT manages to furnish the definite proof of the contrary or conceives of a solution to the Contestation within 30 days after the Contestation arose (and within 100 days following the maturity date of the Receivable), COMFIN will not Reassign the Receivable and Article 6.4 a) will apply;

iv.	If the CLIENT fails to furnish the definite proof of the contrary or conceives of a solution to the Contestation within 30 days after the Contestation arose (and within 100 days following the maturity date of the Receivable), COMFIN will Reassign the Receivable, unless legal proceedings or arbitration proceedings were initiated within 100 days following the maturity date of the Receivable. The Transfer Price will be due if and to the extent that a decision is subsequently made in CLIENT’s favour (i.e. suspension of the Insolvency Risk Cover).

d)	In addition, the Insolvency Risk relating to Approved Receivables shall be borne by CLIENT if they remain unpaid in the following cases:

i.	if the Debtor is a public body or a government- related company, unless otherwise provided in the Special Terms and Conditions;

ii.	if the Receivable is excluded from the scope of the Agreement under the provisions of Article 2;

iii.	if the CLIENT submitted the Receivable after the contractual period provided in Article 3.3;

iv.	if the Terms of Payment, provided in the Terms of Payment the CLIENT has granted to the Debtor, exceed the payment terms specified by COMFIN on the Credit Decision form or if the CLIENT authorises the Debtor to defer payment without COMFIN’s prior written consent;

v.	if the CLIENT has executed a Delivery based on cash on delivery or on documentary credit, while the Debtor Account displays unpaid Receivables, or

vi.	if the CLIENT fails to satisfy its obligations under Article 8.3 c).

e)	Payment of Invoices, including Direct Payments, payments based on cash on delivery, and credit notes are deemed to satisfy Approved Receivables for which COMFIN covers the Insolvency Risk, despite other information provided by the Debtor.

6.5.	Insolvency Risk Cover of non-Approved Receivables

Insolvency Risk relating to non-Approved Receivables shall be borne by the CLIENT. COMFIN shall be entitled to Reassign these non-Approved Receivables in accordance with Article 8.4 e).

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	11/32

Article 7. Payment of the Transfer Price and

Advances

7.1.	Transfer Price

a)	COMFIN will be liable to pay the Transfer Price of the transferred Receivables

i.	either on the first day of settlement after the Receivable was paid by the Debtor to the Debtor Bank Account;

ii.	or, if COMFIN assumes the Insolvency Risk, 100 days following the maturity date of the Approved Receivable as provided in Article 6.4.

b)	Any form of payment or withdrawal of the Transfer Price will be debited from the C/A.

7.2.	Advances

a)	If so agreed in the Special Terms and Conditions, COMFIN will pay the CLIENT an advance on the Transfer Price, with the proviso that the Maximum Authorized Financeable Advance may not be exceeded.

b)	The scope and form under which the Advance can be withdrawn by the CLIENT is provided in the Special Terms and Conditions.

c)	The Maximum Authorized Financeable Advance is calculated by multiplying the Advance Base by the Advance Percentage, which is provided in the Special Terms and Conditions. COMFIN will be entitled to reduce the Maximum Authorized Financeable Advance if a Total Advance Limit is provided in the Special Terms and Conditions and if this Total Advance Limit is exceeded. Furthermore, Receivables shall be excluded from the Advance Base in the following cases:

i.	if COMFIN has determined an Advance Limit per Debtor for some or all Debtors. COMFIN will inform the CLIENT in the Statement when such an Advance Limit per Debtor has been exceeded;

ii.	if documents relating to Receivables are missing or incomplete; if Invoices do not correspond to the proposal or the agreement with the Debtor; if signatures are missing, dates do not match, if delivery is effected after the agreed date, if inspection and/or acceptance of the goods by the Debtor is required and COMFIN, for inspection purposes, first wishes to receive a copy of the Invoice, order form or Proof of Delivery, if COMFIN wishes to first receive a written or telephone confirmation of the acceptance by the Debtor or if COMFIN wishes to first inform the Debtor of the Transfer; if the Administration and Collection of Receivables are obstructed by the CLIENT or if the Administration and Collection of the Receivables are not in accordance with the provisions of Article 8.2;

iii.	If the receivables in question do not fall under the scope of the Agreement, as provided in Article 2 and that the CLIENT transferred erroneously;

iv.	if the Receivables are contested by a Debtor;

v.	if the Debtor reports that it paid the Receivables directly to the CLIENT;

vi.	if a Debtor exceeds the Concentration provided in the Special Terms and Conditions. In that case, the Advance Base will be reduced by the amount corresponding to the percentage that exceeds the agreed maximum Concentration;

vii.	if the Receivables were transferred to COMFIN after the periods provided in Article 2;

viii.	if the maturity date of the Receivables exceeds the period provided in the Special Terms and Conditions;

ix.	if the Receivables are or will become Overdue Receivables; or

x.	if the quality of the Debtor, Receivables or Debtor Portfolio, to be determined at COMFIN’s discretion, diminishes significantly, taking into account factors such as changes in the Ageing List, Dilution, compensation risks, Contestations, Direct Payment, refusal by the credit insurance company, etc.

Please note: this list is not exhaustive. The fact that COMFIN does not use some or any of the above-mentioned criteria, even over an extended period of time, does not mean that COMFIN waives the right to use these criteria in the future.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	12/32

d)	COMFIN reserves the right to adjust the Advance Percentage retroactively and with immediate effect or to suspend the Advance of new Receivables, e.g. in order to examine Receivables and underlying documents, or to refuse the Advance, for example if the financing of COMFIN at KBC Bank were to become temporarily or permanently impossible for whatever reason or if any of the situations listed in Article 13.2 or 13.3 occurs, and the Agreement was terminated.

e)	The Maximum Authorized Financeable Advance is communicated to the CLIENT at each Settlement.

f)	COMFIN reserves the right to reduce the Advance Percentage by 2% per week from the date of the termination under Article 13.2 of these General Terms and Conditions.

7.3.	Dilution

a)	The authorised Dilution is provided in the Special Terms and Conditions.

b)	The Dilution is monitored and calculated on a daily basis. At COMFIN’s request, the CLIENT shall clarify the underlying reasons for the Dilution identified.

c)	If a periodic evaluation shows real Dilution to be higher than authorised Dilution, COMFIN shall be entitled to reduce the Advance Percentage by the percentage equivalent to the difference between real Dilution and authorised Dilution. COMFIN will inform the CLIENT of this change by means of a Written Document.

d)	The authorised Dilution will be evaluated periodically with regard to the Dilution established in the previous 3 months.

Article 8. Administration & Collection of the Receivables – Contestations

8.1.	Administration & Collection

a)	Upon receipt of a Transfer Form, COMFIN will facilitate the Administration of the transferred Receivables and of the management of the Debtor Bank Account and Debtor Accounts. COMFIN will on a daily basis settle all payments it receives for Receivables with the CLIENT, in the C/A.

b)	COMFIN will ensure the Collection of transferred Receivables. In so doing, COMFIN will remind the Debtor of a Receivable with due and proper care by means of a regular reminder process if the Invoice remains unpaid on the due date, during the period up to 90 days following the due date. COMFIN can Reassign the Receivable to the CLIENT (unless Approved Receivables are involved), but is not obliged to do so,

8.2.	Administration and/or Collection Mandate

a)	COMFIN can provide the CLIENT with an Administration and/or Collection Mandate, which allows the CLIENT to manage and collect the Receivables in the name of and at the expense of COMFIN, which will remain the owner of the Receivables following the Transfer.

b)	When the CLIENT has been provided an Administration Mandate, the CLIENT will complete this mandate by informing COMFIN at least once per week of the payments received and entered and of the result of the allocation via CFO, along with other transactions relating to the Receivables. The CLIENT will also be responsible for derecognizing non Approved Receivables from the Debtor Accounts. An alternative frequency may be determined in the Special Terms and Conditions.

c)	When the CLIENT has been provided an Collection Mandate, the CLIENT will complete this mandate with due and proper care by collecting the Receivables on the Debtor Bank Account, discharging the Debtor, entering the payment for the appropriate Debtor Account, and allocating it to the corresponding Invoices. All payments received must initially be settled against any costs, charges and interest payable and subsequently against the principal payable. The CLIENT must demand payment from Debtors that have not paid their Invoices on the due date several times in writing and by telephone, including a notice of default sent by registered letter, no later than on the 60th day following the due date of the Invoice. The CLIENT shall at all times demand that the Debtor pays to the Debtor Bank Account and, in so doing, will use the Collection Proceedings enclosed in Annex 4.

d)	COMFIN can revoke these mandates at any time and with immediate effect without being required to provide reasons for such revocation, by means of a Written Document addressed to the CLIENT e.g. if it believes this is necessary either for Collection of the transferred Receivables, or for the effective management of the Insolvency Risk it has assumed, if the Average Payment Term increases excessively, as well as in the situations provided in Article 13.2 or 13.3. As soon as one of the aforementioned mandates have been revoked, COMFIN will be authorized to inform the Debtor(s) of the Transfer and to collect and manage the Receivables itself, at the CLIENT’s expense.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	13/32

8.3.	Judicial Collection

a)	COMFIN shall be authorized at any time to initiate a procedure of Judicial Collection against a Debtor with overdue Receivables. COMFIN undertakes to inform the CLIENT accordingly in advance and to consult with the CLIENT as efficiently as possible in taking action.

b)	If COMFIN takes advantage of its authorization to initiate Judicial Collection – to which it cannot be compelled – the CLIENT shall, if COMFIN so requires, upon first request provide any and all information and documents deemed relevant, including a copy of all Invoices, of the underlying agreement with the Debtor and of all documents regarding its implementation, of reminder letters and demand letters, payment histories and the like, along with any reasonable explanation and assistance in this context.

c)	If the CLIENT fails to provide this information within a period of 10 Working Days or if this information turns out to be incomplete or not completely accurate, COMFIN reserves the right to suspend the Judicial Collection or to suspend or terminate the Agreement without prior notice (Article 13.3), notwithstanding damages for the demonstrated costs and losses.

d)	All (judicial and extrajudicial) costs relating to Judicial Collection will be fully borne by the CLIENT, but will be recovered from the Debtor to the extent possible.

e)	The CLIENT shall refrain from effecting Deliveries to Debtors against which COMFIN has initiated a procedure of Judicial Collection without COMFIN’s prior written consent.

8.4.	Contestations

a)	COMFIN is authorized to immediately exclude any Receivable from its services which it believes has given rise to a Contestation and for which, upon first impression, there is a sufficiently serious reason, by means of simple written notification to the CLIENT. COMFIN is not obliged to establish whether the Contestation is grounded. In the event of a Contestation, the CLIENT must immediately inform COMFIN accordingly, including a detailed description of the actual reason, and with reference to documents containing proof. COMFIN shall inform the CLIENT in the same manner if a Debtor should report a Contestation to COMFIN.

b)	The CLIENT shall resolve this Contestation with its Debtor within a period of 30 days after the arisal of the Contestation, and notify COMFIN accordingly.

c)	The CLIENT will take action immediately upon notification by COMFIN of a Contestation and provide COMFIN with information (i.e. order forms, correspondence, contracts, proofs of delivery, etc.). and provide support to COMFIN in relation to the Contestation in order to avoid or control the Contestation, or to appeal it or reach a solution without the intervention of the courts.

d)	Receivables being contested can be collected by COMFIN via the courts, but COMFIN cannot be obliged to do so. As long as the CLIENT is liable to pay COMFIN any amounts or could potentially be liable to pay such amounts, COMFIN will be authorized to collect the Receivable being contested via the courts.

e)	COMFIN is entitled, but not obliged, to Reassign the Receivable if the Contestation is not resolved within the period of 30 days mentioned in b).

8.5.	Bills of exchange

a)	If the CLIENT, in its Terms of Payment, provides the acceptance of a bill of exchange or if COMFIN sets the acceptance of a bill of exchange by the Debtor as a condition for a Credit Decision pursuant to Article 6.2 i), it is the CLIENT’s duty to create the bill of exchange and have it accepted.

b)	The bills of exchange shall always be created to the order of COMFIN or be immediately endorsed to the order of COMFIN. The CLIENT irrevocably mandates COMFIN for the full term of the Agreement to endorse bills of exchange to COMFIN or complete an incomplete endorsement.

c)	COMFIN will credit any and all bills of exchange to COMFIN in the C/A, subject to effective Collection.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	14/32

8.6.	Direct Payment

a)	The CLIENT shall not be authorized in any way to incite or encourage a Direct Payment of a Receivable transferred to COMFIN.

b)	The CLIENT shall immediately transfer Direct Payments to the Debtor Bank Account, and will provide clear details of the amounts received and the Invoices to which they relate.

c)	Any cheques or bills of exchange the CLIENT would receive from its Debtors for Receivables transferred to COMFIN shall be endorsed and forwarded to COMFIN the same day, unless otherwise provided in the Special Terms and Conditions. The CLIENT irrevocably mandates COMFIN for the full term of the Agreement to endorse all bills of exchange, cheques and similar securities to COMFIN or to complete an incomplete endorsement.

8.7.	Discounts and payment discrepancies

a)	Discounts granted by the CLIENT to its Debtors will be debited by COMFIN and be charged to CLIENT by means of settlement in the C/A.

b)	COMFIN will write off any payment discrepancies in relation to the nominal value of the Invoice below the amount specified in the Special Terms and Conditions, along with any guarantees that the Debtors hold back, and will charge them to the CLIENT.

Article 9. Data processing and data exchange

9.1.	Data processing by COMFIN

a)	COMFIN collects, processes and stores all information and data, including personal data, that it deems necessary in view of:

i.	compliance with various statutory provisions;

ii.	evaluation with a view of entering into an Agreement (e.g. the evaluation of the CLIENT’s financial situation and solvency and the portfolio of receivables);

iii.	the performance of the Agreement (e.g. the evaluation of the CLIENT’s financial situation and solvency and the Debtors of the transferred receivables, administrative and accounts processing, etc.);

iv.	legitimate interests (including centralised, coordinated or efficient management of the CLIENT (at the group level); management, administration and monitoring of the organisation and risk; preparing studies and developing models and statistics); and

v.	direct marketing (a special legitimate interest) across various channels, including contacting the CLIENT by electronic means (i.e. e-mail, text/SMS, etc.).

b)	This data – including personal data – is processed in a file for whose processing COMFIN is responsible.

As a rule, COMFIN does not provide data relating to the CLIENT to third parties. However, this rule is departed from in the following events:

i.	with the CLIENT’s express consent;

ii.	if it is legally required to do so, e.g. by Centrale voor Kredieten aan Ondernemingen [Central Corporate Credit Register], part of the National Bank of Belgium;

iii.	in order to assess the signing of an agreement;

iv.	in the performance of an agreement with third parties, or

v.	if there is a legal interest to do so, e.g. exchange within the KBC Group.

COMFIN cannot be held liable if parties to which it transfers data, in accordance with obligations imposed outside Belgium, transmit personal data of the CLIENT to local authorities.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	15/32

c)	The CLIENT can find more information on this subject in COMFIN’s general Privacy Statement, which is available on www.kbccomfin.be/privacy and from COMFIN upon request. The statement is designed to inform the CLIENT, its affiliated natural persons and natural persons/debtors, if necessary following updates due to various factors, including regulatory changes, technological developments, and changes in processing purposes. The Privacy Statement also contains information on rights (e.g. the right of objection, right of access and right of correction) of the parties involved and the manner in which they can exercise these rights.

9.2.	Exchange of data by COMFIN

a)	The CLIENT acknowledges that it has been informed by COMFIN of the data processing and exchange.

b)	The CLIENT agrees to the processing and exchange as described here and in the general Privacy Statement.

c)	The CLIENT, or its representatives, that provide data to COMFIN relating to natural persons affiliated with them (e.g. representatives, final beneficiaries and contacts), enter into the commitment to make this announcement to the extent that this is permitted under the law and the individuals involved are sufficiently aware and agree thereto. The CLIENT therefore indemnifies COMFIN against any and all claims relating thereto.

d)	In particular, the CLIENT agrees to (list is not exhaustive):

i.	processing for the legitimate interests described therein, to the extent necessary;

ii.	processing of data of affiliated legal entities, to the extent necessary;

iii.	processing for direct marketing purposes, including contacting customers by electronic means (e-mail, text/SMS, etc.) as described therein, provided that it has not made any objections thereto;

iv.	the use of public data, including data subject to a statutory duty of disclosure, to the extent necessary;

v.	the distribution of correspondence with COMFIN to individuals other than the recipient designated by name;

vi.	the possible recording of telephone calls for the purpose of training and coaching employees; quality, security and process improvement, and evidence of orders;

vii.	the exchange between entities of the KBC group as described therein, including if such entities are not subject to a legal system that provides personal data protection under the law equivalent to that found in the European Union (e.g. processors in the USA, China, Hong Kong, Singapore or India);

viii.	the use by COMFIN of processors as described above, including if these are not subject to a legal system that provides personal data protection under the law equivalent to that found in the European Union.

e)	The CLIENT is aware that some means of remote communication, including electronic mail, are not absolutely secure. The CLIENT undertakes to take all reasonable measures on its side to prevent, or at least obstruct, potential misuse.

f)	Pursuant to the law or a mandate, representatives are entitled to any and all information regarding the accounts to which their mandate relates and the transactions performed therein, for the period during which their mandate is or was valid.

g)	The CLIENT authorizes COMFIN to request data from other entities of the KBC group that is relevant to the assessment of the conclusion of an agreement or for the performance of an Agreement, e.g. as part of the acceptance policy, the identification of the CLIENT, and the assessment of the CLIENT’s solvency.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	16/32

Article 10. Information provision

10.1.	Information provided to COMFIN by the CLIENT

a)	On entering into the Agreement, the latter is based on the following information relating to the CLIENT (list is not exhaustive): any and all information facilitating the identification of the CLIENT and the verification of the CLIENT’s representation; the Factorable Annual Revenue; the nature of the business activity and industry, distribution by country, Average Invoice Amount, number of Debtors, the industry or industries in which the Debtors operate, key Concentrations, Terms of Payment, Average Payment Term, Debtor Portfolio, and Ageing List.

b)	Any inaccurate or false statement or concealment in relation to the above-mentioned information that would have led COMFIN to make a different decision if it had been aware of the accurate and full facts will entitle COMFIN to terminate or suspend the Agreement with immediate effect. The CLIENT shall be responsible for any and all direct and/or indirect loss or damage suffered by COMFIN and resulting from non-compliance with these information obligations.

10.2.	Information to be provided to COMFIN by the CLIENT

a)	The CLIENT undertakes

i.	upon first request of COMFIN, to annually provide an accurate, detailed, complete copy of its financial statements, certified by a company auditor or external auditor, immediately following their preparation and in any event within six (6) months of the end of the financial year;

ii.	to notify COMFIN immediately of any change in identification data and its representation, or upon first request of COMFIN. Irrespective of the publication of such a change in accordance with the statutory requirements, such a change can only be invoked against COMFIN from the date on which it was informed thereof personally and in writing;

iii.	to immediately inform COMFIN of any and all incidents whose purpose is to potentially damage the CLIENT’s financial strength and its capacity to meet its liabilities under the Agreement, or that would jeopardise the creditworthiness of the CLIENT or any of its Debtors, along with all the facts or circumstances that could potentially lead to a Contestation with a Debtor, and of facts or circumstances that cause damage, or are likely to cause damage, to COMFIN, and

iv.	to provide COMFIN upon first request any and all information with regard to “know your customer” obligations, as these obligations exist within the financial institution of the CLIENT.

v.	The CLIENT agrees that COMFIN is entitled to gather information from Debtors and other third parties, including banks, insurers and brokers or agents, lawyers, auditors, company auditors, tax consultants, government agencies and the like regarding any incident relating to the performance of the Agreement, to which the CLIENT consents and relieves these third parties of any professional secrecy or duty of discretion.

10.3.	COMFIN’s powers of control

COMFIN is entitled to verify whether the CLIENT has performed all its statutory obligations to government agencies, including the tax administration and social security agencies, along with any obligations to which it has committed under the Agreement. COMFIN is authorised, during regular business hours and upon appointment with the CLIENT, to inspect the CLIENT’s accounts, performing spot checks if applicable, in order to monitor the CLIENT’s situation and financial position.

10.4.	Information to be provided to the CLIENT by COMFIN

a)	In each Statement, COMFIN will provide the CLIENT with the following information:

i.	any transactions and movements in the Debtor portfolio;

ii.	the Restrictions on Advance Base, the Advance Base, the Maximum Authorised Financeable Advance, the amount and forms under which the Advance was withdrawn, any Overruns of the Maximum Authorised Financeable Advance, and the Credit Limits;

iii.	the fees charged;

iv.	the movements resulting in the balance in the C/A; and

v.	annexes including details

b)	COMFIN will provide a detailed statement of the Debtor Portfolio using CFO.

c)	At the end of each month, COMFIN will provide the CLIENT with an invoice for the fees and charges debited in the C/A (inclusive of VAT).

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	17/32

Article 11. COMFIN’s liability and force majeure

a)	COMFIN shall only be liable for the direct and foreseeable loss or damage suffered by the CLIENT arising from the total or partial non-performance or non-delivery of execution of the Agreement or services which are subject of the agreement, or for the fact that the performed services don’t answer or lend itself to the intended end of the Agreement, subject to a maximum amount equivalent to 50% of the Factoring Fee paid by the CLIENT for the past twelve months, except for loss or damage due to COMFIN’s fraud or deliberate error.

b)	If the normal performance of the contract is rendered impossible due to a force majeure event, COMFIN cannot be held liable for any direct or indirect loss suffered by the CLIENT. ‘Force majeure’ is defined as any unforeseeable event outside COMFIN’s control as a result of which the performance of the agreement cannot reasonably be expected from the other party, e.g. failure of the information system, communication system, or a blackout.

Section III: Commencement and entry into force, term and expiry of the Agreement

Article 12. Commencement and entry into force of the Agreement

a)	The Agreement will be in place as soon as these General Terms and Conditions and the Special Terms and Conditions have been duly signed by both parties. Any Agreement that has not been signed by the CLIENT within one month of signing of the Agreement by COMFIN can no longer be executed without COMFIN’s renewed, express approval.

b)	The entry into force of the Agreement and the CLIENT’s entitlement to offer Receivables for Transfer purposes may depend on compliance with the conditions precedent as provided in the Special Terms and Conditions. In that case, the principle described in Article 2.1 d) applies only if no other provision has been provided in the Special Terms and Conditions.

c)	If more than three months pass between the signing of the Agreement and compliance with the conditions precedent referred to in b) above, COMFIN reserves the right to amend or supplement the Agreement, or to terminate the Agreement in accordance with Article 13.3.

Article 13. Term and termination of the Agreement

13.1.	Term of the Agreement

The Agreement is entered into for an indefinite period, subject to a minimum term of twelve months from the date the Agreement enters into force, notwithstanding early termination in accordance with Article 13.3.

13.2.	Termination of the Agreement subject to notice

COMFIN and the CLIENT will be authorised to terminate the Agreement after the first year without being required to state a reason, by registered letter and subject to at least three months’ notice, to be calculated from the date the registered letter is sent.

13.3.	Termination/suspension of the Agreement with immediate effect

a)	The Agreement will expire by operation of law and without notice of default:

i.	In the event of death, petition for bankruptcy/bankruptcy order, liquidation or manifest incapacity on the part of the CLIENT; or

ii.	If the CLIENT ceases its professional activities.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	18/32

b)	Without prejudice to provisions elsewhere in these General Terms and Conditions, COMFIN will be authorized to suspend all or part of the Agreement or terminate it without prior notice and with immediate effect, by means of a registered letter, effective on the date the letter is sent if:

i.	the CLIENT fails to comply with one or more obligations under the Agreement and, despite reminders, fails to fully remedy the breach within 5 days;

ii.	the CLIENT fails to satisfy its statutory, social or tax obligations, or its duties of information under Article 10;

iii.	any event comes to pass that demonstrates that the CLIENT is unable to satisfy its payment obligations relating to e.g. a bill of exchange, documentary credit, etc.;

iv.	the CLIENT does not possess, or loses, the legally required certifications, licences or registrations;

v.	the CLIENT ceases, suspends or restructures the payment of its debts;

vi.	if a third-party security provider withdraws or reduces the security provided to COMFIN or if a bank suspends or reduces its credit to the CLIENT;

vii.	if the CLIENT’s property or debts are seized, or an event of concurrence of its creditors in any matter whatsoever comes to pass;

viii.	if after twelve months or later after the Agreement has come into force the Volume accounts for less than 50% of the initially provided Volume (as determined in the Special Terms and Conditions);

ix.	if more than 20% of the Debtor Portfolio consists of Contestations or of Receivables that reached maturity more than 60 days ago;

x.	if the CLIENT uses the revenues of the Advance or the Transfer Price for purposes other than its regular business activity;

xi.	if the CLIENT relocates its registered office abroad (i.e. outside Belgium) for whatever reason or if the management of its activity is transferred, in whole or in part;

xii.	if the CLIENT is suffering a substantial loss or if COMFIN has reason to fear that the continuity or creditworthiness of the CLIENT’s business or the CLIENT’s capacity to fulfil the commitments arising from the Agreement will be compromised;

xiii.	if the CLIENT has neglected to inform COMFIN in advance about a measure required with the implementation of Wet op de continuïteit van ondernemingen [Business Continuity Act] or finds itself in a situation provided under Section 35, subsection 1 of the above-mentioned act and the CLIENT has neglected to end the failure identified within a period of 15 days after receiving notice of default by registered letter;

xiv.	if a transfer is completed or security is provided, as provided in Article 17, without COMFIN’s prior written consent; or

xv.	if an event occurs that would threaten the relationship of trust between COMFIN and the CLIENT.

13.4.	Revocation of termination and cancellation of suspension

COMFIN may reverse a termination or suspension of the Agreement, so that the Agreement may continue under the conditions provided by COMFIN, without novation and without prejudice to existing collaterals.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	19/32

Article 14. Implications of suspension and expiry of the Agreement

14.1.	Consequences of suspension

During the suspension one, several or all of the services provided by COMFIN in performance of this Agreement are suspended.

14.2.	Consequences of termination

a)	Last Transfer of Receivables: from the expiry date of the Agreement, it will no longer be possible to transfer any Receivables. The services provided by COMFIN will stop, notwithstanding the provisions in

b)	below. With the termination of the Agreement, all Credit Limits will be limited to the amount of all outstanding Approved Receivables on the Debtor at the time of termination. The Credit Limits will then be automatically reduced by any payment effected by the Debtor, by the amount of any credit note and by any payment under the Insolvency Risk Cover provided by COMFIN.

b)	The Agreement will remain applicable to all previously transferred Receivables until such time as the CLIENT has fulfilled all obligations towards COMFIN.

c)	The expiry of the Agreement results in the expiry of any and all powers or attorney the CLIENT provides to COMFIN under the Agreement.

d)	On termination of the Agreement, the C/A and all its subdivisions will be due and payable according to the provisions of Article 4.5 b).

Section IV: Miscellaneous provisions

Article 15. Amending the Agreement

COMFIN is authorized to amend or supplement these General Terms and Conditions at any time. If the CLIENT does not agree with the new terms and conditions, it shall inform COMFIN by registered letter within 10 Working Days of such notification by Written Document of its wish to terminate the Agreement. In that case, Article 13.2 applies. If the CLIENT fails to respond within the specified term of 10 Working Days, it will be assumed to agree to continuing the Agreement under the new terms and conditions.

Article 16. Export rules

COMFIN complies with all applicable export rules, as promulgated by the European Union, UNO and national legislators. In view of compliance with these rules, COMFIN has drawn up a code of conduct to prevent it from becoming involved in a transaction:

i.	with a party whose registered office is located in a high-risk country or a party that has ties to a country regarded as a high-risk country and of which an updated list will be provided to the CLIENT on request; on the version date of these General Terms and Conditions, this list includes the following countries: Iran, Syria, North Korea, Myanmar, Cuba, Sudan and South Sudan.

ii.	with a person (either an individual or legal entity) included on a sanction list promulgated by Belgium, the European Union, UNO or the United States of America.

iii.	Compliance with this code of conduct may prompt COMFIN not to cooperate in specific transactions initiated by the CLIENT. The CLIENT acknowledges and confirms that it will not hold COMFIN liable for such refusal and that it will cooperate with COMFIN in order to comply with these rules and code of conduct.

Article 17. Transfer

COMFIN shall be authorised to transfer the Agreement in whole or in part, including all or a portion of its rights and obligations, or to solely transfer its title to the receivables of the CLIENT, pledge them or provide them as security for the benefit of a third party. The CLIENT agrees to the above, and agrees in advance to cooperate fully if required.

Without COMFIN’s prior written consent, the CLIENT shall not be authorised to transfer the Agreement (its rights and/or obligations) under the Agreement in whole or in part under singular title (e.g. purchase/sale and donation) or under universal title (e.g. acquisitions, mergers and demergers), or to pledge them or provide them as security for a third party in any manner whatsoever.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	20/32

Article 18. Insurance and securities

18.1.	Insurance

The CLIENT undertakes to insure its business and all assets with due and proper care against the customary risks and to pay the premiums owed in a timely manner. It shall provide COMFIN upon first request with copies of the insurance contracts and with proof of premium payments. COMFIN is authorised, without being obliged, to pay the insurer insurance premiums owed, including credit insurance premiums, at the expense of the CLIENT, or to enter into these insurance contracts in the name of and at the expense of the CLIENT.

18.2.	Securities

a)	The CLIENT pledges to COMFIN all its current and future Receivables to Debtors for which the transfer of title has not been completed for whatever reason. This pledge will serve as security for all current and future liabilities of the CLIENT to COMFIN under the Agreement, relating to principal, interest and costs.

b)	If COMFIN determines or establishes that the Debtor Portfolio will not, in all likelihood, allow for the recovery of the Advance provided, the CLIENT shall provide security deemed adequate by COMFIN, if the latter so requires, in order to cover this risk. Any associated costs will be borne by the CLIENT.

Article 19. Waiver of rights

The rights granted to COMFIN under the Agreement are cumulative in relation to common law and can be exercised as often, and in the order, as COMFIN deems appropriate. Neither the full or partial non-exercise by COMFIN of any right, nor the delay in such exercise or any other act, omission or silence can be interpreted as any waiver, suspension or amendment of any right, or equated therewith.

No waiver whatsoever of rights and liabilities arising from the Agreement by COMFIN is possible, except in the case of an express written agreement.

Article 20. Evidentiary value

a)	Unless otherwise specified, any announcements, invoices and reminders of any kind whatsoever sent by COMFIN will be deemed to have been received 5 days following the date of the announcement, invoice or reminder. Furthermore, the entry of invoices by COMFIN in the C/A will be deemed to be sufficient proof that these invoices were sent.

b)	The CLIENT acknowledges and accepts that any and all invoices, correspondence and documents originating from COMFIN can be transmitted via electronic mail to the e-mail address provided by the CLIENT in the Special Terms and Conditions. The parties regard the sent message demonstrating that the documents were delivered in the above- mentioned manner as sufficient proof.

c)	The CLIENT acknowledges and accepts that the files held by COMFIN, including, among other things, contracts, contractual documents and correspondence, can be stored electronically. The Parties expressly agree that COMFIN will be entitled to furnish proof of any event, act or commitment whatsoever in relation to the Agreement, irrespective of the nature and value involved and towards any party whatsoever, by means of a copy of the electronically stored original medium. The CLIENT accepts that such copies possess the same full evidentiary value as an original private deed in accordance with the provisions of the Belgian Civil Code, and consequently expressly waives the right to require submission of original documents. The above-mentioned items of proof therefore possess the same evidentiary value as original signed documents.

d)	Copies of COMFIN’s accounts and any account statements and Statements delivered on these bases will be deemed sufficient proof by the parties of the amounts the CLIENT is liable to pay COMFIN, unless proof to the contrary is provided.

Article 21. Objection periods and periods of limitation

a)	The CLIENT shall report any error contained in documents delivered by COMFIN in writing within 10 Working days of receipt. On expiry of this period, the documents delivered will be definitively and irrevocably deemed to be correct and to have been accepted by the CLIENT.

b)	The CLIENT shall report to COMFIN, by registered letter and including details, any contestation relating to a financial amount for which payment is demanded by COMFIN pursuant to the Agreement, subject to forfeiture of rights within 8 days from the date of notification, the invoice date or the date on which the amount became due and payable.

c)	Any claim against COMFIN will expire one year after the date on which the event that gave rise to the claim occurred, or on the date on which the CLIENT was informed of such event, or should reasonably have been deemed to have been informed thereof.

Article 22. Invalidities

The invalidity or non-enforceability of any provision of the Agreement will not affect the validity or enforceability of the other provisions. The invalid or unenforceable provision will, if necessary, be replaced with a provision with a similar meaning that, in view of the intention of the parties, matches the invalid or unenforceable provision as closely as possible.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	21/32

Article 23. Joint and several surety by KBC Bank

KBC Bank NV will act as a joint and several guarantor for all third-party creditors of COMFIN with regard to surety number 2009/00002 dated 22/01/2009 for all COMFIN’s current and future liabilities. In the event of cancellation or termination of the surety, the liabilities outstanding at that time will remain guaranteed.

Article 24. Election of domicile, applicable law and competent court

24.1.	Election of domicile

For the performance of this Agreement and all that arises therefrom, COMFIN chooses as its domicile its registered office; the CLIENT elects as its domicile its place of residence or its registered office, as specified in the Special Terms and Conditions. Notwithstanding any statutory duties of publication, the CLIENT undertakes to report any changes of address to COMFIN personally and in writing.

24.2.	Applicable law and competent court

The Agreement is governed by Belgian law. The application of the UNIDROIT Convention on International Factoring of Ottawa, 28 May 1998, shall be excluded. Any contestation in connection with the Agreement falls under the jurisdiction of the courts of Brussels. The designation of the competent courts above is included solely for the purpose of COMFIN.

To the extent permitted by law, COMFIN may refer to a different competent court, and will also be permitted to refer to courts in more than one jurisdiction simultaneously.

Annexes

Annex 1. Definitions

Additional Factoring Fee: the fee the CLIENT will be liable to pay COMFIN periodically for the Advance provided by COMFIN as provided in Article 5.

Administration: this refers to the registration of Invoices and credit notes and the entering of these Invoices in the appropriate Debtor Account, as well as the processing and entering of payments relating to the Invoices.

Advance: the advance payment provided by COMFIN on the Transfer Price of the Receivable.

Advance Base: the total Transfer Price of the Debtor Portfolio, less the Restrictions on Advance Base.

Advance Limit per Debtor: maximum amount COMFIN takes into account for Advances for each individual Debtor. It establishes this on a discretionary basis, sometimes based on the credit insurance limits set for the CLIENT by its credit insurance company. COMFIN is authorised to increase and reduce these limits at any time and even to reduce them to nil, for example if the Debtor has failed to pay a Receivable transferred to COMFIN on the due date or as soon as negative information regarding the payment behaviour, solvency or business continuity of the Debtor’s company is revealed. If the balance of the outstanding Receivables from the Debtor in question is greater than the Advance Limit per Debtor, the difference between the two amounts is added to the Restrictions on Advance Base.

Ageing List: ageing list of outstanding receivables from the CLIENT’s Debtors at a specific time.

Approved Receivables: Receivables on a Debtor that are transferred to COMFIN limited by the maximum amount of the Credit Limit that COMFIN has approved for that Debtor.

Average Invoice Amount: Factorable Annual Revenue divided by the number of Receivables transferred by the CLIENT on an annual basis.

Average Payment Term: average weighted outstanding Terms of Payment in the Debtor Portfolio, compared with the average weighted outstanding age of the Invoices in the Debtor Portfolio.

CFO: acronym for ComFinOnline, the electronic correspondence system COMFIN makes available to the CLIENT.

CLIENT: the natural person or legal entity qualified as such in the Special Terms and Conditions.

Client Bank Account: bank account on which COMFIN can effect all payments to the CLIENT in a lawful manner and without any further obligations once payment has been made. This account is referred to in the Special Terms and Conditions.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	22/32

Collection: the receipt of payments from Debtors relating to the transferred Receivables and the initiation of a notification of default relating to Receivables that were unpaid on the due date.

Concentration: maximum percentage that the outstanding Invoices for a single Debtor may represent in the Debtor Portfolio.

Contestation: any form of non-payment of a Receivable by the Debtor in question other than due to its incapacity to pay. Contestations may relate to a portion of the amount or the full amount of the Receivable.

Credit Application: any request from the CLIENT to COMFIN for a Credit Decision under the provisions of Article 6.

Credit Decision: COMFIN’s response to a Credit Application.

Credit Limit: the amount for which COMFIN is willing to assume the Insolvency Risk on a Debtor.

Debtor: debtor of a Receivable transferred by the CLIENT to COMFIN in the performance of the Agreement.

Debtor Account: account held for accounting purposes in COMFIN’s accounts, in which all Receivables and accounting movements between an individual Debtor and the CLIENT are recorded.

Debtor Bank Account: bank account through which Debtors can pay a transferred Receivable in a legally valid manner and without any further obligations after making payment. This account will be provided in the Special Terms and Conditions.

Debtor Portfolio: total amount in outstanding transferred Receivables in the accounts of COMFIN at a given time.

Delivery: the performance the CLIENT must deliver for its Debtor in the performance of the agreement between itself and its Debtor. ‘Delivery’ may refer both to goods and to services. The performance will be deemed to have been delivered when the Debtor has actually and definitively received and accepted the goods or services, in accordance with its order, free of defects, or if the services have been terminated.

Dilution: refers to Receivables transferred to COMFIN that are not paid on the Debtor Bank Account (but e.g. directly to the CLIENT) Dilution is expressed as a percentage calculated based on a division, where the numerator shows the total amount in transferred Receivables derecognised by COMFIN during a specific period, without the amount being paid to COMFIN, and where the denominator shows the total amount in transferred Receivables derecognised by COMFIN during the same period.

Direct Payment: payment of a Receivable to an account other than the Debtor Bank Account.

Factorable Annual Revenue: total Volume of Receivables the CLIENT transfers or can transfer to COMFIN on an annual basis.

Factoring Fee: fee charged by COMFIN for the services described in the Special Terms and Conditions, as provided in Article 5.

Financing Charges/Cost of Funds: the fee paid by COMFIN for the line of credit to finance the Advance. This fee is subject to change and is passed on through the Additional Factoring Fee.

Increased Costs: either (i) and additional or increased cost item (e.g. expenses incurred for COMFIN due to compliance with specific requirements set by a regulator and/or based on new, additional or amended Regulation, or a change in the interpretation, scope or application of Regulation); (ii) a reduction in the return; or (iii) a reduction in the amount payable under this Agreement.

Insolvency: the situation where the Debtor’s manifest incapacity is established in Insolvency Proceedings or is suspected, for example because the CLIENT’s accounts show the Debtor’s payments to have been overdue for more than 60 days or because the Debtor was refused by a credit insurance company.

Insolvency Proceedings: situation where a Debtor’s incapacity is established or suspected, including pursuant to the Bankruptcy Act, the Business Continuity Act, or if a temporary director is appointed, or if a Debtor has become the subject of attachment proceedings, or if a Debtor has requested an amicable settlement or a moratorium.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	23/32

Insolvency Risk: the risk that a Debtor will not pay a Receivable due to Insolvency.

Insolvency Risk Cover: covering of the Insolvency Risk.

Invoice: the document incorporating the Receivable. Invoices are available in electronic (e-invoices) and print formats. The term ‘Invoice’ refers both to invoices and to credit notes, unless otherwise specified.

Judicial Collection: the collection of transferred Receivables involving the intervention of lawyers, courts and bailiffs.

Maximum Authorised Financeable Advance: the amount calculated by multiplying the Advance Base by the Advance Percentage, as provided in the Special Terms and Conditions.

Minimum Factoring Fee: the minimum amount charged in Factoring Fees that the CLIENT is required to pay COMFIN annually in accordance with Article 5.2.

Overdue Receivables: Receivables that satisfy one or more of the following criteria: Receivables whose original maturity date has been exceeded by the period specified in Article 7 of the Special Terms and Conditions; Receivables created after a bill of exchange or other payment instrument drawn by the CLIENT relating to the same Debtor is contested; Receivables under an agreement with a Debtor where advance payments are stipulated and these advance payments were not paid before Delivery; Receivables created on the date or after the date on which other Receivables from the same Debtor became overdue.

Overrun: the debit amount in the C/A exceeding the Maximum Authorised Financeable Advance.

PDF document: a document in Portable Document Format or any format whatsoever supported by CFO.

Reassignment/Retrocession: the retransfer of a Receivable to the CLIENT, resulting in the latter becoming the owner again. No Transfer Price is charged for Reassignment. The Advance provided by COMFIN or the Transfer Price paid by COMFIN are charged in the C/A.

Receivable: any claim pursuant to an agreement between the CLIENT and a Debtor payable over time and relating to a Delivery in line with the normal nature of the CLIENT’s business activity and that falls under the scope of this Agreement, including any and all rights associated therewith, such as privileges, mortgages and other securities.

Regulations: national or international legislation, regulations, guidelines or recommendations in the broadest sense.

Restrictions on Advance Base: total amount in Receivables from the Debtor Portfolio COMFIN does not include in its calculation of the Advance Base pursuant to Article 7.2. COMFIN will provide an overview of these restrictions in each Statement.

Special Terms and Conditions: the special terms and conditions forming part of the Agreement; they prevail over the General Terms and Conditions.

Statement: the summarising statement prepared by COMFIN providing an overview updated on the date the statement was prepared of movements in the Debtor Portfolio and of the settlement of claims and debts between COMFIN and the CLIENT in the C/A.

Terms of Payment: terms agreed between the CLIENT and the Debtor regarding the time of payment and method of payment to be used, plus any discounts.

Total Advance Limit: the limit of the CLIENT’s Maximum Authorised Financeable Advance under the Agreement.

Transfer: the transfer of title of Receivables by the CLIENT to COMFIN based on a Transfer Form in accordance with the provisions of the Agreement.

Transfer Form: numbered, summarising statement used by the CLIENT to transfer its Invoices to COMFIN. This document is dated and signed by the CLIENT. Transfer forms can be in print format or electronic format, via CFO.

Transfer Price: the amount COMFIN is required to pay the CLIENT for the Transfer of a Receivable. The Transfer Price is equal to the nominal value of this Receivable, inclusive of VAT.

Volume: total amount of all Receivables transferred at a specific time, including credit notes.

Working Day: any working day (i.e. excluding Saturday and Sunday) on which banks in Brussels are open for business, as opposed to the term ‘day’, which refers to calendar day.

Written Document: e-mail including confirmation of receipt, fax message including confirmation of receipt, or a registered letter.

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	24/32

Annex 2 Transfer text

Belgium (BEL)

Factuur gecedeerd aan KBC Commercial Finance nv

Havenlaan 6 – 1080 Brussel

Uitsluitend te betalen op onderstaande rekeningnummer.

Iedere betwisting dient onmiddellijk aan bovenvermelde

vennootschap te worden medegedeeld.

_______________________________________

Facture cédée à KBC Commercial Finance sa

Avenue du Port 6 – 1080 Bruxelles

Payable exclusivement au compte ci-dessous.

Tout litige relatif à cette facture sera immédiatement signalé à la susdite société.

_______

IBAN:                                BIC :

Tel. 02.645.39.11 / Fax. 02.646.06.89

Email : disb@kbccomfin.be

Germany (DEU)

Die dieser Rechnung zugrundeliegende Forderung ist abgetreten an

KBC Commercial Finance nv

Havenlaan 6, B-1080 Brüssel, Belgien

Im Falle von Einwendungen ist KBC Commercial Finance nv unverzüglich zu benachrichtigen.

Tel. +32 2 645 38 85 - Fax. +32 2 646 06 89

Email : disd@kbccomfin.be

Zahlung mit schuldbefreiender Wirkung kann nur an KBC Commercial Finance nv geleistet werden:

IBAN:                                / BIC:

Das Eigentum an der gelieferten Ware geht erst nach vollständiger Bezahlung des

Kaufpreises auf Sie über. Es gilt §449 des deutschen BGB.

This mention is really essential otherwise COMFIN will not be able to cover the insolvency risk of the debtors.

According to German Law the seller may remain the proprietor of the goods as long as these were not paid to him. In order to benefit from this rule of reservation of proprietary rights it is essential that it has been agreed between parties. It has to be mentioned not only on the invoices but also on the order forms and on the order confirmations.

Clause to be inserted in your invoices, establishment orders and order confirmations:“Das Eigentum an der gelieferten Ware geht erst bei vollständiger Bezahlung des Kaufpreises auf Sie über. Es gilt § 449 des deutschen BGB.”

France (FRA)

Cette créance a été cédée à

KBC Commercial Finance sa

Avenue du Port 6

1080 Bruxelles

KBC Commercial Finance sa devra être avisée
immédiatement de toute réclamation.

Tél. : +32 2 645 39 11 - Fax. : +32 2 646 06 89

Email : disf@kbccomfin.be

Sera seul libératoire un paiement au compte de KBC Commercial Finance sa.

IBAN :                                BIC :

Clause to be inserted in your invoices, establishment orders and order confirmations:

“Cette vente est soumise à la clause de réserve de propriété en vertu de la loi du 12 mai 1980 Art. 80-335. En conséquence, le transfert de la propriété des marchandises vendues est suspendu au paiement intégral du prix.”

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	25/32

United Kingdom (GBR)

The amount of the debt in this invoice has been absolutely assigned to

KBC Commercial Finance nv

Avenue du Port 6 – 1080 Brussels

who should be notified as soon as possible of any
dispute regarding this invoice and who is

solely entitled to receive payment.

Phone: +32.2.645.38.85 - Fax : +32.2.646.06.89

E-mail: disuk@kbccomfin.be

Payment in favour of KBC Commercial Finance nv :

IBAN :

BIC :

Text of the property reservation which should be submitted, together with your sale conditions, to your clients in the United Kingdom:

Until payment in full to the seller for the goods the goods shall remain the property of the seller.

Notwithstanding the foregoing, the risk in the goods and all liability to third parties in respect thereof shall pass to the buyer on delivery.

The buyer shall be entitled to transform the goods or to incorporate them in a new product or products. In that case the seller reserves to himself the legal and equitable title to the final product or products into which the goods are incorporated or mixed. The buyer shall store the final products separately and property of these products shall remain with the seller until full payment will have been made to the seller for the goods.

The buyer may sell the goods in the normal course of its business but on condition that the buyer, in a fiduciary capacity as bailee of the goods, and for so long as he has not fully discharged his debt to the seller, shall hold and pursue claims for the proceeds of their sale equal to the price of the goods for and on behalf of the seller. The buyer shall fully pursue such claims and if necessary shall recover the sums due by legal process. The buyer shall if so required by the seller, allow the seller to conduct in the buyer’s name legal proceedings in respect of the monies due on the sale of the goods. Any sums recovered by the seller as a result of such proceedings (including sums accepted by the seller in settlement thereof whether or not equal to the sums claimed) shall be applied to the payment of the monies due to the seller from the buyer and then to the reasonable costs incurred by the seller in the course of such proceedings. Any balance remaining shall be paid to the buyer.

Prior to the sale of the goods, the buyer shall, so far as reasonably practicable, store the goods separately from similar goods of the buyer, mark the goods as the property of the seller and shall not remove, obliterate or in any manner alter any label, mark or other means the seller may have of identifying the goods.

Grand Duchy of Luxemburg (LUX)

Facture cédée à

KBC Commercial Finance sa

Avenue du Port 6

1080 Bruxelles

KBC Commercial Finance sa devra être avisée

immédiatement de toute réclamation.

Tél : +32.2.645.39.11 - Fax : +32.2.646.06.89

Email : disl@kbccomfin.be

Payable exclusivement au compte :

IBAN :

BIC :

The Netherlands (NLD)

Deze vordering werd gecedeerd aan

KBC Commercial Finance nv

Havenlaan 6 B-1080 Brussel

KBC Commercial Finance nv moet onmiddellijk verwittigd

worden van elk dispuut.

Tel. : +32 2 645 39 11 - Fax : +32 2 646 06 89

Email : disn@kbccomfin.be

Betaling kan slechts geschieden aan KBC Commercial

Finance nv op rekening :

IBAN :

BIC :

Clause to be inserted in your invoices, establishment orders and order confirmations:

“Geleverde goederen blijven de eigendom van de verkoper totdat zij geheel zijn betaald.”

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	26/32

Austria (AUT)

Die dieser Rechnung zugrundeliegende Forderung ist abgetreten an

KBC Commercial Finance nv

Avenue du Port 6, 1080 Brüssel

Tel. +32 2 645 38 82 - Fax. +32 2 646 06 89

Email : disdirexp@kbccomfin.be

Zahlung mit schuldbefreiender Wirkung kann nur an KBC Commercial Finance nv geleistet werden :

IBAN:

BIC:

Spain (ESP)

La cantidad adeudada de conformidad con esta factura ha sido asignada completamente a

KBC Commercial Finance nv

Havenlaan 6 – 1080 Bruselas Bélgica

A quién habrá que notificar tan pronto como sea posible cualquier disputa relacionada con la presente factura y que está autorizada exclusivamente a recibir el pago.

Teléfono: +32.2.645.38.82 Fax: +32.2.646.06.89

Correo electrónico: disdirexp@kbccomfin.be

Pago a favor de KBC Commercial Finance nv:

IBAN:

BIC:

Italy (ITA)

L’importo addebitato nella presente fattura è stato ceduto in via esclusiva a:

KBC Commercial Finance NV Havenlaan 6 – 1080 Bruxelles Belgio

alla quale dovrà essere data tempestiva notifica di qualsiasi contestazione in merito alla fattura, e che è l’unico soggetto legittimato alla riscossione del pagamento.

Tel.: +32.2.645.38.82 Fax : +32.2.646.06.89

Email: disdirexp@kbccomfin.be

Pagamento a favore di KBC Commercial Finance NV:

IBAN:

BIC:

Portugal (PRT)

O valor da dívida desta factura foi totalmente transferido para

KBC Commercial Finance nv

Havenlaan 6 – 1080 Bruxelas Bélgica

que deverá ser notificada o mais rapidamente possível de qualquer litígio relativamente a esta factura e deverá ser a única autorizada a receber o pagamento.

Telefone: +32.2.645.38.82 Fax: +32.2.646.06.89

Correio electrónico: disdirexp@kbccomfin.be

Pagamento a favor de KBC Commercial Finance nv:

IBAN:

BIC:

General Terms and Conditions – KBC COMMERCIAL FINANCE NV	27/32

Ireland (IRL), Denmark (DNK), Finland (FIN), Sweden (SWE), Norway (NOR), Switzerland (CHE)

The amount of the debt in this invoice has been absolutely assigned to

KBC Commercial Finance nv Havenlaan 6 – 1080 Brussels Belgium

who should be notified as soon as possible of any dispute regarding this invoice and who is solely entitled to receive payment.

Phone : +32.2.645.38.82 Fax : +32.2.646.06.89

Email : disdirexp@kbccomfin.be

Payment in favour of KBC Commercial Finance nv :

IBAN:

BIC:

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Annex 3 Rules for the use of CFO

This annex is part of the Agreement.

1	DEFINITIONS

Capitalized terms in this annex have the meaning given to them in the General Terms and Conditions or as defined hereafter:

User: any person who received the authorisation to use CFO from COMFIN on request of the CLIENT;

User Guide: a guidebook which aids the User to work with CFO and which contains instructions and a description of the procedures;

User Code: a secured access code which, together with the password grants the User access to CFO and gives the User the possibility to confirm his actions in;

Confidential Information: All information the CLIENT receives by way of CFO, or in any other way by means of the use of CFO..

2	THE RIGHT TO USE CFO

2.1	Nothing in this annex serves to a complete or partial transfer of intellectual rights of ownership from CFO to the CLIENT. COMFIN only provides the CLIENT a temporary, non-exclusive, non-hereditary right to use CFO within the conditions mentioned in this annex and to use the Guidebook.

2.2	The CLIENT will not spread, copy, edit or alter CFO.

2.3	The User receives of COMFIN a User Code and a unique password. The User commits to change this password immediately after receipt via CFO and choose a personal password. The User is responsible for choosing a strongly protected, unconventional password, which will be altered on a regular basis.

2.4	Should the CLIENT allow other individuals than the original User to utilize CFO via the assigned User Code (and the corresponding, unique password) instead of the original User, the CLIENT will bear all responsibility for this. All conditions and commitments applicable to the User are subsequently applicable to these other individuals too.

2.5	CFO can only be used in accordance with the conditions and goals of this annex and the User Guide.

3	THE USE OF CFO

3.1	The CLIENT may use and let other individuals use CFO for the sole purpose of accomplishing the Agreement between Parties. Only the User who is in possession of the personal User Code and password may access and utilize CFO.

3.2	COMFIN will provide a helpdesk to assist the CLIENT during the office hours of COMFIN with the implementation of CFO in the IT environment of the CLIENT and to answer questions and solve problems related to CFO. This assistance is limited to technical questions related to the main implementation of the software.

4	COMMITMENTS OF COMFIN

4.1	COMFIN will strive to keep CFO available for the CLIENT from Monday to Saturday included. Should updates or adaptations have to be implemented in CFO, that could block the access to CFO, COMFIN will execute this, as far as is possible, on a Sunday.

4.2	COMFIN will strive to keep the helpdesk available for the CLIENT during office hours on the working days of COMFIN.

4.3	COMFIN will provide the CLIENT with the User Guide.

4.4	COMFIN will inform the CLIENT as soon as possible of the implementation of an upgrade, an update or any other activities related to CFO, which could temporarily reduce the availability of CFO significantly. COMFIN is not responsible for the limited availability or unavailability of CFO following such announced upgrades, updates or other activities.

4.5	COMFIN will process the data that were entered in CFO in the Statement in accordance with the Agreement, this annex and the User Guide.

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5	COMMITMENTS OF THE CLIENT

5.1	The CLIENT and the User are obliged to carefully preserve the User Code and the password. In particular they should preserve the secretive nature of the User Code and the password by not writing it down anywhere and by not informing anyone of it, with exception of the specific individuals indicated by the CLIENT who fall under the responsibility of the CLIENT. The User Code and the password may not be left behind unattended (for example in the workplace, in a hotel or vehicle – even if this has been locked – or in spaces accessible for the general public).

5.2	The CLIENT is obliged to subscribe to an internet provider for the use of a broadband connection of professional quality. Under no circumstance whatsoever can COMFIN be held responsible for the internet provider being in default.

5.3	To make the connection with CFO possible, the CLIENT must be in the possession of the mandatory hard- and software, with sufficient capacity for CFO to function as specified in the User Guide. The CLIENT will provide COMFIN with all necessary cooperation when upgrades, updates or adaptations are required, for example to maximize the availability and functionality of CFO.

5.4	The CLIENT will take all necessary precautions to avoid unauthorized individuals and/or third parties accessing CFO and/or Confidential Information. The CLIENT will in such a case, notify COMFIN immediately of an unauthorized use or abuse. The CLIENT bears all responsibility for this and protects COMFIN from all possible damage resulting from this.

5.5	The CLIENT declares and guarantees the strict confidentiality of the Confidential Information and will not share the Confidential Information with third parties. Above all, the CLIENT will see to it that CFO and the use, the processing and the saving of information which was obtained by means of CFO, will only be used in the context of the Agreement and that the instructions and procedures, described in the User Guide, are fully considered and followed. The CLIENT is responsible for the compliance by the User of this annex and the User Guide. The CLIENT commits to enforce these determinations regarding the User.

5.6	The CLIENT guarantees the correctness of the data sent to COMFIN via CFO and is therefore responsible that the Invoice data which are sent via CFO, always equal the original Invoice that was sent to the Debtor. In case the original Invoice differs from the data provided by the CLIENT via CFO, the original Invoice always has priority.

5.7	The CLIENT is responsible for the complete and correct introduction/provision of all information in CFO.

5.8	The CLIENT will accept all upgrades, updates and other adaptations that are introduced by COMFIN in CFO and will adapt, if necessary, his IT environment to comply with the needs of CFO.

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6	COSTS

6.1	The costs related to the use of CFO can be estimated in the Special Conditions.

6.2	All costs related to the setup and the implementation of CFO in the IT environment of the CLIENT, as well as the costs to keep CFO running within this environment are to be settled by the CLIENT entirely.

6.3	The costs related to the provision and the maintenance of the helpdesk are to be settled by COMFIN. The User Guide is placed at the disposal of the CLIENT, free of charge. Costs which are not related to the standard use of CFO for the goal as described in paragraph 3.4 of the Special Conditions are to be settled by the CLIENT.

7	LIABILITIES

7.1	The CLIENT is liable for all damage done to COMFIN, caused by not implementing this Agreement, this Annex and/or the User Guide correctly, by the incorrect, incomplete and/or faulty introduction of information in CFO and other cases of neglect. CONFIM will definitively not be liable for fraud, intention or neglect by the CLIENT or the user.

7.2	The CLIENT is liable for all damage done to COMFIN, caused by unauthorized use or abuse of CFO or of adaptations to CFO done by CLIENT himself.

7.3	The CLIENT is liable for all damage done to COMFIN, caused by loss, theft, abuse and elimination of the User Code.

7.4	The CLIENT indemnifies COMFIN and compensates COMFIN with regard to the damage suffered under de articles 7.1, 7.2 and/or 7.3 of this Annex.

7.5	COMFIN has made efforts to develop CFO free of viruses. The CLIENT accepts that can’t hold COMFIN liable for any damage that results from the presence of viruses.

8	DURATION AND TERMINATION

The right of use for CFO by the CLIENT ends from the moment the Agreement ends. The CLIENT will no longer have access to CFO. With the termination of the right of use for CFO, the CLIENT will end the use of CFO immediately and will remove CFO along with the corresponding immediately. On the request of COMFIN the CLIENT will present a proof of this.

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Annex 4 Collection Proceedings

➢	Frequency of reminders : Rappels téléphoniques uniquement, pas de mail ou courrier. Les retards de paiement sont extrêmement limités et, en cas de retard, il s’agit de problèmes d’encodages ou d’incompréhension.

➢	Rappel : Medi-Line a plutôt une relation de partenariat avec ses clients

➢	Timing letter of formal notice: Medi-Line n’a jamais dû en arriver là

➢	Timing delivery stop: Medi-Line n’a jamais dû en arriver là

➢	Timing lawyer : Medi-Line n’a jamais dû faire appel à un avocat

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